UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2011

GigOptix, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2300 Geng Road, Suite 250, Palo Alto, CA	94303
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In or about November 2008, an entity named DBSI Inc., which at the time was the beneficial owner of membership units in a predecessor of GigOptix, Inc. (“GigOptix”), filed for bankruptcy in the United States Bankruptcy Court for the District of Delaware (Case No. 08-12687 (PJW)). In December 2008, in connection with the merger of such predecessor, Lumera Corporation and GigOptix, the membership units converted into 1,715,161 shares of GigOptix’ common stock (“Common Stock”) and GigOptix issued warrants to purchase 660,473 shares of Common Stock at a weighted average exercise price of $32.35 per share with a range of exercise periods that expire between December 31, 2011 and April 23, 2017. The 1,715,161 shares of Common Stock and the warrants to purchase 660,473 shares of Common Stock are now held by the DBSI Liquidating Trust. As previously disclosed in our Current Report on Form 8-K filed on March 30, 2011, GigOptix understands that an affiliate of the DBSI Liquidating Trust, the DBSI Estate Litigation Trust, has been evaluating various potential claims which it might assert against a number of entities, including GigOptix and certain affiliated parties. GigOptix’ management has engaged in discussions with the trustee regarding whether the DBSI Estate Litigation Trust has any claims against GigOptix. GigOptix has disputed the existence of any such claims, and intended to vigorously defend any claims made.

On April 8, 2011, GigOptix and the trustees for the DBSI Estate Litigation Trust and the DBSI Liquidating Trust reached the following agreement. As full settlement of all potential claims, the DBSI Liquidating Trust will surrender to GigOptix for cancellation all of the existing warrants to purchase 660,473 shares of Common Stock and GigOptix will in exchange issue to the DBSI Liquidating Trust two warrants which will not be exercisable for a period of six months from the date of issuance; one warrant for 500,000 shares of Common Stock, which will have a term of three years and an exercise price of $2.60 per share, and the other warrant, also for 500,000 shares of Common Stock, which will have a term of four years and an exercise price of $3.00 per share (together, the “Warrants”). The Warrants may be exercised on a “cashless” exercise basis. To the extent that it is permitted to do so, GigOptix will file an amendment to the registration statement filed on Form S-1 on March 28, 2011 for the purpose of including the registration of the shares of Common Stock underlying the Warrants in such registration statement. To the extent that GigOptix is unable to file such an amendment, then the shares of Common Stock underlying the Warrants shall have “piggy-back” registration rights for a period of one year, after which the DBSI Liquidating Trust shall have demand registration rights with regard to such shares of Common Stock underlying the Warrants.

The descriptions of the Warrants are qualified by reference to the two warrants, which are attached to this report and incorporated herein by reference.

As further consideration for the issuance of the Warrants, the DBSI Estate Litigation Trust and the DBSI Liquidating Trust have given GigOptix a full release of all known and unknown claims which each of them may have, and acknowledge that GigOptix disclaims all liability.

The description of the agreement between GigOptix and the trustees for the DBSI Estate Litigation Trust and the DBSI Liquidating Trust are qualified by reference to the Settlement Agreement and Release, which is attached to this report and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities

On April 8, 2011, GigOptix issued the Warrants, each for 500,000 shares of Common Stock, to the DBSI Liquidating Trust in exchange for the DBSI Liquidating Trust surrendering to GigOptix for cancellation all of the existing warrants to purchase 660,473 shares of Common Stock. As further consideration for the issuance of the Warrants, the DBSI Estate Litigation Trust and the DBSI Liquidating Trust have given GigOptix a full release of all known and unknown claims which each of them may have, and acknowledge that GigOptix disclaims all liability.

Neither of the Warrants may be exercised for a period of six months from the date of issuance. The exercise period for the warrant with an exercise price of $2.60 per share expires three years from the date of issuance, and the exercise period for the warrant with an exercise price of $3.00 per share expires four years from the date of issuance. The Warrants may be exercised on a “cashless” exercise basis.

The Warrants were offered and sold in connection with this Offering in reliance upon Section 4(2) of the Securities Act of 1933 or Regulation D promulgated thereunder. The DBSI Liquidating Trust represented that it was acquiring the securities for investment only and not with a view toward resale or distribution. Neither we nor anyone acting on our behalf offered or sold these Warrants by any form of general solicitation or general advertising.

Item 8.01	Other Events

On April 8, 2011, GigOptix issued a press release announcing the agreement with the DBSI Estate Litigation Trust and the DBSI Liquidating Trust. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

4.1	Warrant for 500,000 shares of GigOptix common stock at $2.60 per share, dated April 8, 2011 between GigOptix, Inc. and the DBSI Liquidating Trust.

4.2	Warrant for 500,000 shares of GigOptix common stock at $3.00 per share, dated April 8, 2011 between GigOptix, Inc. and the DBSI Liquidating Trust.

10.1	Settlement Agreement and Release, dated April 8, 2011 between Conrad Myers as Liquidating Trustee of the DBSI Liquidating Trust, James R. Zazzali as Trustee of the DBSI Estate Litigation Trust, GigOptix, Inc., GigOptix LLC and Joerg Wieland.

99.1	Press release dated April 8, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GIGOPTIX, INC.

By:	/s/ Avi Katz
Avi Katz
Chief Executive Officer

Date: April 8, 2011